CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated on September 28, 2022 the financial statements of W.Y. Group, Inc. as of December 31, 2021, and for the yearsthen ended, included in the Form 1-A Tier II Offering. We acknowledge that any financial statement figures are materially correct based on our audit work performed. We also consent to application of such report to the financial information in the Form 1-A Tier II Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

June 7, 2022

PCAOB ID: 6778